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              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                           FORM 8-K

                        CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


               Date of Report:  November 9, 1995
                              (Date of earliest event reported)





               ____The Fairchild Corporation____
                   (Exact name of registrant as specified in its charter)



___Delaware___        ____1-6560____                 ___34-0728587___
(State or other   (Commission File Number)   (IRS Employer Identification No.)
jurisdiction of
incorporation)


    Washington Dulles International Airport
    300 West Service Road,
    P.O. Box 10803, Chantilly, Virginia                   22021-9998
    (Address of principal executive offices)              (Zip Code)


                   ___(703) 478-5800___
                     (Registrant's telephone number, including area code)



                      ___No change___
                (Former name or former address, if changed since last report)







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ITEM 5.  Other Events.

          On November 9, 1995, The Fairchild Corporation ("Fairchild") and its subsidiaries, RHI Holdings, Inc. ("RHI") and Fairchild Industries, Inc. ("FII"), entered into an Agree-ment and Plan of Merger dated as of November 9, 1995 (the "Merger Agreement") with Shared Technologies Inc. ("Shared Technologies") pursuant to which Shared Technologies will acquire the telecommunications systems and service business operated by Fairchild Communications Services Company ("FCSC").

          The acquisition is to be effected by a merger of FII with and into Shared Technologies (the "Merger"). Prior to the Merger, FII will transfer all of its assets to, and have all of its liabilities assumed by, RHI except for (i) the assets and liabilities of FCSC, (ii) the outstanding Series A and Series C Preferred Stock of FII (having a current aggregate liquidation value of $44,237,745), (iii) the outstanding 12<% Senior Notes due 1999 (the "Senior Notes") of FII (having a current aggre-gate principal amount of $125,000,000) and (iv) an amount of bank and other indebtedness of approximately $54,263,000 (the "Assumed Indebtedness"). Pursuant to the Merger, the Series A and C Preferred Stock will be redeemed in cash at their liqui-dation value ($45.00 per share plus accrued and unpaid divi-dends). Prior to the Merger, FII (or Shared Technologies) will make a cash tender offer (at a price to be determined) to pur-chase all of the outstanding Senior Notes and, in connection therewith, will seek to obtain such Noteholders' consent to amend the indenture under which the Senior Notes were issued to remove all covenants which can be amended or deleted by major-ity vote. The amount of Assumed Indebtedness will be reduced
(x) to the extent the purchase price to be paid in such offer for the Senior Notes exceeds par and (y) by the amount of accrued and unpaid dividends on the Series A and Series C Pre-ferred Stock on the date of the Merger.

          Upon the Merger, Shared Technologies, as the surviv-ing corporation, will (i) purchase all Senior Notes tendered pursuant to the aforesaid tender offer (and assume FII's obli-gations with respect to any Senior Notes not so tendered), (ii) repay the Assumed Indebtedness in full and (iii) deposit in escrow the funds necessary to redeem the Series A and C Pre-ferred Stock. As a result of the Merger, RHI will receive (i) 6,000,000 shares of Common Stock of Shared Technologies (repre-senting approximately 41% of the outstanding shares after giv-ing effect to such issuance), (ii) shares of 6% Cumulative Con-vertible Preferred Stock of Shared Technologies having an



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aggregate liquidation preference of $25,000,000 (subject to upward adjustment) and which are convertible into Common Stock of Shared Technologies at a conversion price of $6.3750 per share (which, if converted, would represent, together with the other Common Stock issued to RHI, approximately 42% of the Com-mon Stock of Shared Technologies on a fully diluted basis) and
(iii) shares of a Special Preferred Stock having an initial liquidation preference of $20,000,000 (which could accrete up to a maximum of $30,000,000 over a ten-year period if not ear-lier redeemed). In connection with its stock ownership, Fairchild and RHI will have the right to elect four of the eleven members of the Board of Directors of Shared Technologies and have agreed, subject to certain exceptions, not to sell any of such shares for a two-year period.

          The closing of the Merger is subject to a number of conditions, including (i) the approval of the Merger by the shareholders of Shared Technologies, (ii) holders of at least 51% of the outstanding principal amount of Senior Notes tender-ing their Notes and giving their consent to the covenant changes described above, and (iii) Fairchild obtaining a favor-able tax ruling from the Internal Revenue Service.

          For a more complete description of the proposed terms of the Merger and the transactions contemplated thereby, refer-ence is hereby made to the Merger Agreement (a copy of which is filed as an exhibit hereto).

          On November 13, 1995, Fairchild and Cincinnati Milacron Inc. ("CM") entered into a letter setting forth the basic terms and conditions of a transaction (the "Transaction") pursuant to which CM will acquire Fairchild's D-M-E business for $260 million subject to adjustment based on the closing date value of D-M-E's net tangible assets. The purchase price will be paid in the form of a one year 8% note of CM secured by all or a portion of the assets comprising the D-M-E business. Execution of definitive documentation and the closing of the Transaction is subject to a number of conditions, including
(i) the reasonably satisfactory completion by CM of its due diligence, (ii) approval of CM's board of directors, (iii) negotiation of satisfactory arrangements with Fairchild's lenders and CM's lenders, (iv) CM's negotiation of satisfactory permanent financing for the Transaction and (v) if required by law, approval of Fairchild's shareholders.






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ITEM 7.  Exhibits.

(c)  Exhibits

          1. Agreement and Plan of Merger dated as of Novem-ber 9, 1995 by and among Fairchild, RHI, FII and Shared
Technologies.

          2.   Letter Agreement dated November 13, 1995 between
Fairchild and CM.








































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                           SIGNATURE


          Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   THE FAIRCHILD CORPORATION


Dated:  November 14, 1995          By: /s/ Donald E. Miller_________
                                       Name:  Donald E. Miller
                                       Title: Senior Vice President
































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                       LIST OF EXHIBITS


Exhibit                                               Page

Agreement and Plan of Merger dated as of
November 9, 1995 by and among Fairchild,
RHI, FII and Shared Technologies..................

Letter Agreement dated November 13, 1995
between Fairchild and CM..........................






































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